Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2016 Financial Results

- Q1 2016 Net Revenues Increased 5.1% Year-over-Year -

- Q1 2016 Adjusted EBITDA Increased 4.4% Year-over-Year -

- Continued Strong Subscriber Growth -

- Affirms Full-Year Adjusted EBITDA Guidance -

MIAMI — (May 6, 2016) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the first quarter ended March 31, 2016.

Alan Sokol, CEO of Hemisphere, stated, “Our business performed very well in the first quarter. Our results delivered on our expectations, and we are on track to achieve our 2016 financial objectives.  We continued to experience meaningful organic subscriber growth, in contrast to the overall U.S. pay-TV ecosystem.  Our retransmission and subscriber fees also continued to drive strong growth.  Importantly, despite anticipated declines in the Puerto Rican advertising market due to continued macroeconomic headwinds, WAPA delivered record ratings in the first quarter and continued to outperform the market through gains in advertising market share.  In addition, the launch of advertising on Cinelatino, while early, is progressing nicely.  With a strong slate of new and innovative programming and the positive impact from the investments we have made in our channels, we are pleased with where our business stands and the opportunity for robust growth.”

Net revenues were $31.0 million for the three months ended March 31, 2016, an increase of $1.5 million, or 5.1%, as compared to net revenues of $29.5 million for the same period in 2015.  This increase was primarily driven by growth in subscriber and retransmission fees, due to subscriber growth and rate increases, as well as increases in advertising revenue at the Company’s U.S. cable networks.  Net revenues were negatively impacted by the high single-digit contraction in the Puerto Rico television advertising market in the first quarter of 2016, consistent with the year-over-year declines in the first quarter of 2015.  The effect of the decline in the advertising market was offset in part by growth in WAPA’s share of the market.

Operating expenses were $23.8 million for the three months ended March 31, 2016, an increase of 6.2%, as compared to operating expenses of $22.4 million for the same period in 2015. The increase was driven primarily by increased investment in programming and higher sales and marketing costs, consistent with the Company’s efforts to drive advertising sales across its networks, including the launch of advertising on Cinelatino.

Net income was $2.7 million for the three months ended March 31, 2016, an increase of $0.2 million, as compared to net income of $2.5 million for the same period in 2015.

Adjusted EBITDA was $13.3 million for the three months ended March 31, 2016, an increase of 4.4%, as compared to Adjusted EBITDA of $12.8 million for the same period in 2015.

The Company affirms its forecast of a low double-digit percentage increase in Adjusted EBITDA for 2016 driven by strong growth in subscriber and retransmission fees and advertising revenue.

As of March 31, 2016, the Company had $211.7 million in debt and $170.1 million of cash. The Company’s leverage ratio was approximately 3.6 times, and net leverage ratio was approximately 0.7 times. During the three months ended March 31, 2016, the Company made a mandatory principal payment of $8.3 million on its term loan pursuant to the excess cash flow provision. Additionally, the Company repurchased 975,000 warrants for a total cost of $1.0 million and 100,000 shares of Class A common stock for a total cost of $1.3 million.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2016 and 2015 as well as select balance sheet data as of March 31, 2016 and December 31, 2015:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results for the

Three Months Ended March 31

	Three Months Ended March 31,
(amounts in thousands)	2016	2015
	(Unaudited)

Net revenues	$30,971	$29,471
Operating Expenses:
Cost of revenues	10,183	9,453
Selling, general and administrative	9,256	8,584
Depreciation and amortization	4,356	4,381
Other expenses	13	—
Gain on disposition of assets	(1)	(3)
Total operating expenses	23,807	22,415

Operating income	7,164	7,056

Other Expenses:
Interest expense, net	(2,956)	(2,983)

Income before income taxes	4,208	4,073

Income tax expense	(1,508)	(1,611)
Net income	$2,700	$2,462

Reconciliation of net income to Adjusted EBITDA:
Net income	$2,700	$2,462
Add (deduct):
Income tax expense	1,508	1,611
Interest expense, net	2,956	2,983
Gain on disposition of assets	(1)	(3)
Depreciation and amortization	4,356	4,381
Stock-based compensation	1,399	1,325
Transaction & non-recurring expenses	403	—
Adjusted EBITDA	$13,321	$12,759

Selected Balance Sheet Data:

	As of	As of
(amounts in thousands)	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)

Cash	$170,123	$179,532
Debt	$211,739	$219,923

Leverage ratio (a):	3.6x	3.8x
Net leverage ratio (b):	0.7x	0.7x

(a) Represents the sum of debt and the unamortized balance of original issue discount of $1.6 million as of March 31, 2016 and $1.7 million as of December 31, 2015, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(b) Represents the sum of net debt and the unamortized balance of original issue discount of $1.6 million as of March 31, 2016 and $1.7 million as of December 31, 2015, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	March 31, 2016	December 31, 2015
U.S. Cable Networks:
WAPA America (b)	5,218	5,158
Cinelatino	4,482	4,443
Pasiones	4,417	4,374
Centroamerica TV	3,990	3,967
Television Dominicana	3,041	2,991
Total	21,148	20,933

Latin America Cable Networks:
Cinelatino	12,331	11,891
Pasiones	10,609	10,198
Total	22,940	22,089

(a)                       Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b)                       Excluding digital basic subscribers, subscribers to WAPA America on Hispanic programming tiers increased 0.7% from December 31, 2015 to March 31, 2016.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2016 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter results at 10:00 AM ET on Friday, May 6, 2016.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 43956816.

A replay of the call will be available beginning at approximately 12:00 PM ET on Friday, May 6, 2016 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 43956816.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward- looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel with over 16 million subscribers across the U.S., Latin America and Canada, including 4.5 million subscribers in the U.S. and 12.3 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.4 million subscribers in the U.S. and 10.6 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.0 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.0 million subscribers.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com